BATTLE FOWLER LLP
                        A LIMITED LIABILITY PARTNERSHIP
                              75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000

                                                    October 28, 1996




Glickenhaus & Co.
6 East 43rd Street
New York, New York  10017

                  Re: GLICKENHAUS SPECIAL SITUATIONS TRUST, SERIES 1 Duke & Company Tax Free Portfolios -
                       National Insured Trust
                       ----------------------------------------------

Dear Sirs:

                  We have acted as special counsel for Glickenhaus & Co. , as Depositor, Sponsor and Principal Underwriter of GLICKENHAUS SPECIAL SITUATIONS TRUST, SERIES 1, Duke & Company Tax Free Portfolio National Insured Trust (the "Trust") in connection with the issuance by the Trust of 5,000 units of fractional undivided interest (collectively, the "Units") in the Trust. Pursuant to the Trust Agreement referred to below, the Depositor has transferred to the Trust certain long-term bonds and contracts to purchase certain long-term bonds together with an irrevocable letter of credit to be held by the Trustee upon the terms and conditions set forth in the Trust Agreement. (All bonds to be acquired by the Trust are collectively referred to as the "Bonds").

                  In connection with our representation, we have examined copies of the following documents relating to the creation of the Trust and the issuance and sale of the Units: (a) the Trust Indenture and Agreement and related Reference Trust Agreement, each of even date herewith, relating to the Trust (the "Trust Agreements") among the Depositor, the Bank of New York, as Trustee, and Muller Data Corporation, as Evaluator; (b) the notification of registration on Form N-8A and the Registration Statement on Form N-8B-2, as amended, relating to the Trust, as filed with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940 (the "1940 Act"); (c) the Registration Statement on Form S-6 (Registration No. 333-10371)

C/M:  10726.0076 407560.1

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                                                                             2

Glickenhaus & Co.
October 28, 1996

filed with the Commission pursuant to the Securities Act of 1933 (the "1933 Act"), and Amendment No. 1 thereto (said Registration Statement, as amended by said Amendment No. 1, being herein called the "Registration Statement"); (d) the proposed form of final Prospectus (the "Prospectus") relating to the Units, which is expected to be filed with the Commission this day; (e) the Restated Agreement of Limited Partnership of Glickenhaus & Co.; and (f) a certificate of an authorized officer or partner of the Depositor with respect to certain factual matters contained therein.

                  We have also examined the applications for orders of exemption from certain provisions of the 1940 Act, and the amendments thereto, filed with the Commission on May 23, 1978 (file no. 812-4315), on November 7, 1978 (file no. 812-4389), on September 10, 1980 (file no. 812-4334) and on
November 9, 1984 (file no. 812-5980) and the related orders issued by the Commission with respect thereto on June 20, 1978, January 10, 1979, December 31, 1980 and February 22, 1985, respectively.

                  We have not reviewed the financial statements, compilation of the Bonds held by the Trust, or other financial or statistical data contained in the Registration Statement and the Prospectus, as to which you have been furnished with the reports of the accountants appearing in the Registration Statement and the Prospectus.

                  In addition, we have assumed the genuineness of all agreements, instruments and documents submitted to us as originals and the conformity to originals of all copies thereof submitted to us. We have also assumed the genuineness of all signatures and the legal capacity of all persons executing agreements, instruments and documents examined or relied upon by us.

                  In addition, with respect to the opinion set forth in paragraph (1) below, and insofar as that opinion relates to Glickenhaus & Co., we have relied, with their approval, on the opinion of Newman Tannenbaum Helpern Syracuse & Hirsctritt dated of even date herewith.

                  Statements in this opinion as to the validity, binding effect and enforceability of agreements, instruments and documents are subject: (i) to limitations as to enforceability imposed by bankruptcy, reorganization, moratorium, insolvency and other laws of general application relating to or affecting the enforceability of creditors' rights, and (ii) to limitations under equitable principles governing the availability of equitable remedies.

                  We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions except as to matters of Federal and Delaware corporate law.

C/M:  10726.0076 407560.1

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                                                                             3

Glickenhaus & Co.
October 28, 1996

                  Based exclusively on the foregoing, we are of the opinion that under existing law:

                  (1) The Trust Agreements have been duly authorized and entered into by an authorized officer or General Partner of the Depositor and are valid and binding obligations of the Depositor in accordance with their terms.

                  (2) The execution and delivery of the Certificates evidencing the Units has been duly authorized by the Depositor and such Certificates, when executed by the Depositor and the Trustee in accordance with the provisions of the Certificates and the Trust Agreements and issued for the consideration contemplated therein, will constitute fractional undivided interests in the Trust, will be entitled to the benefits of the Trust Agreements, will conform in all material respects to the description thereof for the Units as provided in the Trust Agreements and the Registration Statement, and the Units will be fully paid and non-assessable by the Trust.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus under the headings "Tax Status" and "Legal Opinions". We authorize you to deliver copies of this opinion to the Trustee and Duke & Company Inc. and the Trustee and Duke & Company Inc. may rely on this opinion as fully and to the same extent as if it had been addressed to it.

                  This opinion is intended solely for the benefit of the addressee and the Trustee in connection with the issuance of the Units of the Trust and may not be relied upon in any other manner or by any other person without our express written consent.

                                             Very truly yours,


                                             Battle Fowler LLP

C/M:  10726.0076 407560.1